Exhibit 99.2

   WALTER INDUSTRIES ANNOUNCES THIRD QUARTER EARNINGS EXPECTATIONS AND NARROWS
                           FULL-YEAR 2005 EXPECTATIONS

     TAMPA, Fla., July 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) today announced its third quarter and narrowed full-year 2005 earnings expectations.

     Based on current business forecasts and anticipated market conditions, the Company expects to generate third-quarter earnings of $0.45 to $0.53 per diluted share. The Company narrowed its previously communicated expectation for full-year earnings to be in the range of $2.50 to $2.80 per diluted share. The upper end of the Company's earnings estimate range was reduced from the previous range of $2.50 to $3.10, principally reflecting reduced tonnage and idle mine costs associated with extended downtime at Jim Walter Resources' Mine No. 5 projected through the end of 2005. Additional factors include lower than expected performance at Homebuilding and improving profitability expectations at U.S. Pipe.

     Walter Industries, Inc. is a diversified company with 2004 revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Fla., the Company employs approximately 5,200 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com .

     Safe Harbor Statement
     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, the cost and timing of returning Mine No. 5 to operation, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the closing of the Mueller transaction and the timing of and ability to execute on any strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

SOURCE  Walter Industries, Inc.
     -0-                             07/26/2005
     /CONTACT: Joe Troy, Senior Vice President - Financial Services, Walter Industries, +1-813-871-4404/
     /Photo:   http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c AP
     Archive:  http://photoarchive.ap.org
               PRN Photo Desk, photodesk@prnewswire.com /
     /Web site: http://www.walterind.com /